Exhibit 10.19

EXECUTION COPY

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of this     19th            day of March 2010, by and between United Maritime Group, LLC (the “Company”), and John P. Binion (the “Employee”).

W I T N E S S E T H :

WHEREAS, the Company desires to employ Employee and to enter into this Agreement embodying the terms of such employment, and Employee desires to enter into this Agreement and to accept such employment, subject to the terms and provisions of this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and Employee hereby agree as follows:

Section 1. Definitions.

(a) “Accrued Obligations” shall mean (i) all accrued but unpaid Base Salary through the date of termination of Employee’s employment, (ii) any unpaid or unreimbursed expenses incurred in accordance with Section 7 below, and (iii) any benefits provided under the Company’s employee benefit plans upon a termination of employment, including payment in lieu of any accrued but unused vacation time, in accordance with the terms contained therein.

(b) “Annual Bonus” shall have the meaning set forth in Section 4(b) below.

(c) “Base Salary” shall mean the salary provided for in Section 4(a) below or any increased salary granted to Employee pursuant to Section 4(a).

(d) “Board” shall mean the Board of Directors of the Parent.

(e) “Cause” shall mean (i) Employee’s act(s) of gross negligence or willful misconduct in the course of Employee’s employment hereunder that is or could reasonably be expected to be materially injurious to the Company or any other member of the Company Group, (ii) willful failure or refusal by Employee to perform in any material respect his duties or responsibilities, not measured by economic performance, (iii) misappropriation by Employee of any assets or business opportunities of the Company or any other member of the Company Group, (iv) embezzlement or fraud committed by Employee, or at his direction, (v) Employee’s conviction of, indictment for, or pleading “guilty” or “no contest” to, (x) a felony or (y) any other criminal charge that has, or could be reasonably expected to have, an adverse impact on the performance of Employee’s duties to the Company or any other member of the Company Group or otherwise result in material injury to the reputation or business of the Company or any other member of the Company Group, (vi) any material violation of the policies of the Company, including, but not limited to those relating to sexual harassment, business conduct or otherwise set forth in the manuals or statements of policy of the Company, or (vii) Employee’s material breach of Section 3(b) hereof or a breach of any of the restrictive covenants contained in Section 9 hereof.

(f) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(g) “Commencement Date” shall mean the date Employee commences employment with the Company, which shall be mutually agreed by the parties hereto and be in no event later than March 28, 2010.

(h) “Company” shall have the meaning set forth in the preamble hereto.

(i) “Company Group” shall mean the Parent together with any direct or indirect subsidiary of the Parent.

(j) “Compensation Committee” shall mean the committee of the Board designated to make compensation decisions relating to senior executive officers of the Company Group. Prior to any time that such a committee has been designated, the Board shall be deemed the Compensation Committee for purposes of this Agreement.

(k) “Competitive Activities” shall mean any business activities in which the Company or any other member of the Company Group engages (or has committed plans to engage) during the Term of Employment.

(l) “Confidential Information” shall mean confidential or proprietary trade secrets, client lists, client identities and information, information regarding service providers, investment methodologies, marketing data or plans, sales plans, management organization information, operating policies or manuals, business plans or operations or techniques, financial records or data, or other financial, commercial, business or technical information (i) relating to the Company or any other member of the Company Group, or (ii) that the Company or any other member of the Company Group may receive belonging to suppliers, customers or others who do business with the Company or any other member of the Company Group, but shall exclude any information that is in the public domain or hereafter enters the public domain, in each case without the breach by Employee of Section 9(a) below.

(m) “Developments” shall have the meaning set forth in Section 9(e) below.

(n) “Disability” shall mean any physical or mental disability or infirmity that prevents the performance of Employee’s duties for a period of (i) ninety (90) consecutive days or (ii) one hundred twenty (120) non-consecutive days during any twelve (12) month period. Any question as to the existence, extent or potentiality of Employee’s Disability upon which Employee and the Company cannot agree shall be determined by a qualified, independent physician selected by the Company and approved by Employee (which approval shall not be unreasonably withheld). The determination of any such physician shall be final and conclusive for all purposes of this Agreement.

(o) “Employee” shall have the meaning set forth in the preamble hereto.

(p) “Good Reason” shall mean, without Employee’s consent, (i) a material diminution in Employee’s title, duties or responsibilities, (ii) the relocation of Employee’s principal place of employment (as set forth in Section 3(c) hereof) more than fifty (50) miles from its current location, or (iii) the failure of the Company to pay any compensation owing to the Employee pursuant to Section 4 when such compensation is due. Notwithstanding the foregoing, during the Term of Employment, in the event that the Board reasonably believes that Employee may have engaged in conduct that could constitute Cause hereunder, the Board may, in its sole and absolute discretion, suspend Employee from performing his duties hereunder, and any such suspension shall in no event constitute an event pursuant to which Employee may terminate employment with Good Reason; provided, that no such suspension shall alter the Company’s obligations under this Agreement during such period of suspension. Any such suspension shall end after thirty (30) days except with the written consent of the Employee, which may be renewed from time to time.

(q) “Interfering Activities” shall mean (i) encouraging, soliciting, or inducing, or in any manner attempting to encourage, solicit, or induce, any individual employed by, or individual or entity providing consulting services to, the Company or any other member of the Company Group to terminate such employment or consulting services; provided, that the foregoing shall not be violated by general advertising not targeted at employees or consultants of the Company or any other member of the Company Group; (ii) hiring any individual who was employed by the Company or any other member of the Company Group within the six (6) month period prior to the date of such hiring; or (iii) encouraging, soliciting or inducing, or in any manner attempting to encourage, solicit or induce any customer, supplier, licensee or other business relation of the Company or any other member of the Company Group to cease doing business with or materially reduce the amount of business conducted with the Company or any other member of the Company Group, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any other member of the Company Group.

(r) “LLC Agreement” shall mean the Parent’s Limited Liability Company Agreement, dated as of December 4, 2007, as amended, amended and restated, modified or supplemented from time to time.

(s) “Parent” shall mean GS Maritime Holding LLC, a Delaware limited liability company and ultimate parent of the Company.

(t) “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust (charitable or non-charitable), unincorporated organization or other form of business entity.

(u) “Restricted Area” shall mean any State of the United States of America or any other jurisdiction in which the Company or any other member of the Company Group engages (or has committed plans to engage) in business during the Term of Employment.

(v) “Restricted Period” shall mean the period commencing on the date hereof and extending to the two (2) year anniversary of Employee’s termination of employment for any reason.

(w) “Severance Term” shall mean the two (2) year period following Employee’s termination by the Company without Cause (other than by reason of death or Disability), by Employee for Good Reason, or following the expiration of the Term of Employment.

(x) “Term of Employment” shall mean the period specified in Section 2 below.

Section 2. Acceptance and Term of Employment.

The Company agrees to employ Employee and Employee agrees to serve the Company on the terms and conditions set forth herein. The Term of Employment shall commence on the Commencement Date and shall continue until the five (5) year anniversary of the Commencement Date, unless terminated earlier as provided in Section 8 hereof.

Section 3. Position, Duties and Responsibilities; Place of Performance.

(a) During the Term of Employment, Employee shall be employed and serve as the Chief Operating Officer and Senior Vice President of the Company (together with such other position or positions consistent with Employee’s title as the Board shall specify from time to time) and shall have such duties typically associated with such title. Employee also agrees to serve as an officer and/or director of any parent or subsidiary of the Company, in each case without additional compensation.

(b) Employee shall devote his full business time, attention, and skill to the performance of his duties under this Agreement and shall not engage in any other business or occupation during the Term of Employment, including, without limitation, any activity that (x) conflicts with the interests of the Company or any other member of the Company Group, (y) interferes with the proper and efficient performance of his duties for the Company, or (z) interferes with the exercise of his judgment in the Company’s best interests. Notwithstanding the foregoing, nothing herein shall preclude Employee from (i) serving, with the prior written consent of the Board, as a member of the board of directors or advisory board (or their equivalents in the case of a non-corporate entity) of non-competing businesses and charitable organizations, (ii) engaging in charitable activities and community affairs, and (iii) managing his personal investments and affairs; provided, however, that Employee shall notify the Company in writing prior to participating in any of the activities set out in clauses (i), (ii) and (iii) (or as of the date hereof with respect to such activities in which Employee is already participating), and Employee’s participation in such activities shall be limited by Employee so as not to materially interfere, individually or in the aggregate, with the performance of his duties and responsibilities hereunder. In the event the Company believes such activities are interfering with his duties and responsibilities and provided Employee has properly notified the Company of his participation in such activities as provided above, the Company shall send Employee a written notice specifying such activities, and Employee shall have thirty (30) days to limit such activities so as to comply with the proviso in the preceding sentence.

(c) Employee’s principal place of employment shall be in Tampa, Florida, although Employee understands and agrees that he may be required to travel from time to time for business reasons.

Section 4. Compensation. During the Term of Employment, Employee shall be entitled to the following compensation:

(a) Base Salary. Employee shall be paid an annualized Base Salary, payable in accordance with the regular payroll practices of the Company, of not less than $275,000. Employee’s Base Salary shall be reviewed each year by the Board or the Compensation Committee, which may increase (but not decrease) Employee’s Base Salary.

(b) Annual Bonus. Employee shall be eligible for an annual incentive bonus award determined by the Board in consultation with the Chief Executive Officer in respect of each fiscal year during the Term of Employment (the “Annual Bonus”). The target Annual Bonus range for each fiscal year shall be from 60% to 120% of Base Salary, with the actual Annual Bonus, if any, payable being based upon the level of achievement of annual Company and individual performance objectives for such fiscal year, as determined by the Board or the Compensation Committee after meeting with the Chief Executive Officer and communicated to Employee. The Annual Bonus shall be paid to Employee at the same time as annual bonuses are generally payable to other senior executives of the Company.

(c) Parachute Payment. In the event that any payment or benefit received or to be received by Employee in connection with the termination of his employment (whether pursuant to the terms of this Agreement or any other plan, arrangement, or agreement with the Company or any person affiliated with the Company (collectively, the “Parachute Payments”)) would not be deductible (in whole or in part) by the Company, an affiliate, or other person making such payment or providing such benefit, as a result of Section 280G of the Code, at Employee’s election, either (i) the Parachute Payments shall be reduced until no portion of the Parachute Payments is not deductible, (ii) Employee shall pay the excise tax payable pursuant to Section 4999 of the Code with respect to the “excess parachute payment” (as defined in Section 280G of the Code), or (iii) Employee shall agree to waive all or a portion of the Parachute Payments and allow the Company to request the approval of the waived payments by the members of Parent in accordance with Section 280G and the Treasury Regulations promulgated thereunder.

(d) Parent Equity.

(i) As soon as practical following the Commencement Date, Employee shall be offered the opportunity to purchase a number of Class A Units (as defined in the LLC Agreement) for an aggregate purchase price of $500,000. Such purchase shall be subject to the execution of certain documentation delivered to Employee prior to the closing date of such purchase, including, without limitation, a joinder or similar agreement causing Employee to become subject to the terms and conditions of the LLC Agreement.

(ii) As soon as practical following the Commencement Date, Employee shall be granted 1,838 Profits Units (as defined in the LLC Agreement), one-half of which will be subject to time based vesting and one-half of which shall be subject to performance based vesting, and which shall be evidenced by, and subject to a Profit Unit Grant Agreement, substantially in the form attached hereto as Exhibit A.

Section 5. Employee Benefits.

During the Term of Employment, Employee shall be entitled to participate in health, insurance, retirement and other benefits provided to other senior executives of the Company. Employee shall also be entitled to the same number of holidays, sick days and other benefits as are generally allowed to senior executives of the Company in accordance with the Company’s policies as in effect from time to time, and shall be entitled to four (4) weeks paid vacation per year, to be taken in accordance with the Company’s vacation policy as in effect from time to time.

Section 6. Key-Man Insurance.

At any time during the Term of Employment, the Company shall have the right to insure the life of Employee for the sole benefit of the Company, in such amounts, and with such terms, as it may determine. All premiums payable thereon shall be the obligation of the Company. Employee shall have no interest in any such policy, but agrees to cooperate with the Company in taking out such insurance by submitting to physical examinations, supplying all information required by the insurance company, and executing all necessary documents, provided that no financial obligation is imposed on Employee by any such documents.

Section 7. Reimbursement of Business Expenses.

Employee is authorized to incur reasonable business expenses in carrying out his duties and responsibilities under this Agreement and the Company shall promptly reimburse him for all such reasonable business expenses incurred in connection with carrying out the business of the Company, subject to documentation in accordance with the Company’s policy, as in effect from time to time.

Section 8. Termination of Employment.

(a) General. The Term of Employment shall terminate earlier than as provided in Section 2 above upon the earliest to occur of (i) Employee’s death, (ii) a termination by reason of a Disability, (iii) a termination by the Company with or without Cause, and (iv) a termination by Employee with or without Good Reason. Upon any termination of Employee’s employment for any reason, except as may otherwise be requested by the Company in writing and agreed upon in writing by Employee, Employee shall resign from any and all directorships, committee memberships or any other positions Employee holds with the Company or any other member of the Company Group. Notwithstanding anything herein to the contrary, the payment (or commencement of a series of payments) hereunder of any nonqualified deferred compensation (within the meaning of Section 409A of the Code) upon a termination of employment shall be delayed until such time as Employee has also undergone a “separation from service” as defined in Treas. Reg. 1.409A-1(h), at which time such nonqualified deferred compensation (calculated as of the date of Employee’s termination of employment hereunder) shall be paid (or commence to be paid) to Employee on the schedule set forth in this Section 8 as if Employee had undergone such termination of employment (under the same circumstances) on the date of his ultimate “separation from service.”

(b) Termination due to Death or Disability. Employee’s employment shall terminate automatically upon his death. The Company may terminate Employee’s employment immediately upon the occurrence of a Disability, such termination to be effective upon Employee’s receipt of written notice of such termination. In the event Employee’s employment is terminated due to his death or Disability, Employee or his estate or his beneficiaries, as the case may be, shall be entitled to:

(i) The Accrued Obligations; and

(ii) Any unpaid Annual Bonus in respect to any completed fiscal year which has ended prior to the date of such termination, which amount shall be paid at such time annual bonuses are paid to other senior executives of the Company, but in no event later than one day prior to the date that is 2 1/2 months following the last day of the fiscal year in which such termination occurred.

Following such termination of Employee’s employment by the reason of death or Disability, except as set forth in this Section 8(b), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(c) Termination by the Company for Cause. The Company may terminate Employee’s employment at any time for Cause, effective upon Employee’s receipt of written notice of such termination. In the event the Company terminates Employee’s employment for Cause, he shall be entitled only to the Accrued Obligations. Following such termination of Employee’s employment for Cause, except as set forth in this Section 8(c), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(d) Termination by the Company without Cause. The Company may terminate Employee’s employment at any time without Cause, effective upon Employee’s receipt of written notice of such termination. In the event Employee’s employment is terminated by the Company without Cause (other than due to death or Disability), Employee shall be entitled to:

(i) The Accrued Obligations;

(ii) Any unpaid Annual Bonus in respect to any completed fiscal year which has ended prior to the date of such termination, which amount shall be paid at such time annual bonuses are paid to other senior executives of the Company, but in no event later than one day prior to the date that is 2 1/2 months following the last day of the fiscal year in which such termination occurred;

(iii) Annual Bonus for the fiscal year of termination, to the extent applicable performance conditions are achieved for such fiscal year, such amount to be paid in a lump sum at the same time the Annual Bonus would otherwise have been paid pursuant to Section 4(b) above had such termination not occurred, but in no event later than one day prior to the date that is 2 1/2 months following the last day of the fiscal year in which such termination occurred;

(iv) Continuation of payment of Base Salary during the Severance Term, payable in accordance with the Company’s regular payroll practices, it being agreed that each installment of Base Salary payable hereunder shall be deemed to be a separate payment for purposes of Section 409A of the Code; and

(v) Continuation, during the Severance Term, of the medical benefits provided to Employee and his covered dependants under the Company’s health plans in effect as of the date of such termination, it being understood and agreed that (A) Employee shall be required to pay that portion of the cost of such medical benefits as Employee was required to pay (including through customary deductions from Employee’s paycheck) as of the date of Employee’s termination of employment with the Company, and (B) notwithstanding the foregoing, the Company’s obligation to provide such continuation of benefits shall terminate prior to the expiration of the Severance Term in the event that Employee becomes eligible to receive any such or similar benefits while employed by or providing service to, in any capacity, any other business or entity during the Severance Term; provided, however, that to the extent that the applicable Company health plan is self-insured and Employee qualifies as a “highly compensated individual” (within the meaning of Section 105(h) of the Code), such continuation of benefits shall be provided on a fully taxable basis, based on 100% of the monthly premium cost of participation in the self-insured plan less any portion required to be paid by Employee pursuant to clause (A) above.

Notwithstanding the foregoing, the Severance Term shall expire, the payments and benefits described in clauses (ii), (iii), (iv), and (v) above shall immediately terminate, and the Company shall have no further obligations to Employee with respect thereto, in the event that Employee breaches any provision of Section 9 hereof. Following such termination of Employee’s employment by the Company without Cause, except as set forth in this Section 8(d), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(e) Termination by Employee with Good Reason. Employee may terminate his employment with Good Reason by providing the Company ten (10) days’ written notice setting forth in reasonable specificity the event that constitutes Good Reason, which written notice, to be effective, must be provided to the Company within sixty (60) days of the occurrence of such event. During such ten (10) day notice period, the Company shall have a cure right (if curable), and if not cured within such period, Employee’s termination will be effective upon the expiration of such cure period, and Employee shall be entitled to the same payments and benefits as provided in Section 8(d) above for a termination by the Company without Cause, subject to the same conditions on payment and benefits as described in Section 8(d) above. Following such termination of Employee’s employment by Employee with Good Reason, except as set forth in this Section 8(e), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(f) Termination by Employee without Good Reason. Employee may terminate his employment without Good Reason by providing the Company thirty (30) days’ written notice of such termination. In the event of a termination of employment by Employee under this Section 8(f), Employee shall be entitled only to the Accrued Obligations. In the event of termination of Employee’s employment under this Section 8(f), the Company may, in its sole and absolute discretion, by written notice accelerate such date of termination and still have it treated as a termination without Good Reason. Following such termination of Employee’s employment by Employee without Good Reason, except as set forth in this Section 8(f), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(g) Expiration of the Term of Employment. To the extent Employee’s employment has not terminated earlier as set forth in Section 8(a) hereof, Employee’s employment shall terminate upon the expiration of the Term of Employment. Upon termination of Employee’s employment due to the expiration of the Term of Employment, the Employee shall be entitled to:

(i) The Accrued Obligations;

(ii) Any unpaid Annual Bonus in respect to any completed fiscal year which has ended prior to the date of expiration of the Term of Employment, which amount shall be paid at such time annual bonuses are paid to other senior executives of the Company, but in no event later than one day prior to the date that is 2 1/2 months following the last day of the fiscal year in which such termination occurred;

(iii) Annual Bonus for the fiscal year of termination, to the extent applicable performance conditions are achieved for such fiscal year, such amount to be paid in a lump sum at the same time the Annual Bonus would otherwise have been paid pursuant to Section 4(b) above had such termination not occurred, but in no event later than one day prior to the date that is 2 1/2 months following the last day of the fiscal year in which such termination occurred;

(iv) Continuation of payment of Base Salary during the Severance Term, payable in accordance with the Company’s regular payroll practices, it being agreed that each installment of Base Salary payable hereunder shall be deemed to be a separate payment for purposes of Section 409A of the Code; and

(v) Continuation, during the Severance Term, of the medical benefits provided to Employee and his covered dependants under the Company’s health plans in effect as of the date of such termination, it being understood and agreed that (A) Employee shall be required to pay that portion of the cost of such medical benefits as Employee was required to pay (including through customary deductions from Employee’s paycheck) as of the date of Employee’s termination of employment with the Company, and (B) notwithstanding the foregoing, the Company’s obligation to provide such continuation of benefits shall terminate prior to the expiration of the Severance Term in the event that Employee becomes eligible to receive any such or similar benefits while employed by or providing service to, in any capacity, any other business or entity during the Severance Term; provided, however, that to the extent that the applicable Company health plan is self-insured and Employee qualifies as a “highly compensated individual” (within the meaning of Section 105(h) of the Code), such continuation of benefits shall be provided on a fully taxable basis, based on 100% of the monthly premium cost of participation in the self-insured plan less any portion required to be paid by Employee pursuant to clause (A) above.

Notwithstanding the foregoing, the Severance Term shall expire, the payments and benefits described in clauses (ii), (iii), (iv), and (v) above shall immediately terminate, and the Company shall have no further obligations to Employee with respect thereto, in the event that Employee breaches any provision of Section 9 hereof. Except as otherwise set forth below in this Section 8(g), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(h) Release. Notwithstanding any provision herein to the contrary, the payment of any amount or provision of any benefit pursuant to subsection (b), (d), or (e) of this Section 8 (other than the Accrued Obligations) (collectively, the “Severance Benefits”) shall be conditioned upon Employee’s execution, delivery to the Company, and non-revocation of a customary general release in favor of the Company Group in such form as is reasonably required by the Company, that does not contain any post-employment restrictions that are in addition to those contained in this Agreement (and the expiration of any revocation period contained in such release) within sixty (60) days following the date of Employee’s termination of employment hereunder. If Employee fails to execute the release in such a timely manner so as to permit any revocation period to expire prior to the end of such sixty (60) day period, or timely revokes his acceptance of such release following its execution, Employee shall not be entitled to any of the Severance Benefits. Further, to the extent that any of the Severance Benefits constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Code, any payment of any amount or provision of any benefit otherwise scheduled to occur prior to the sixtieth (60th) day following the date of Employee’s termination of employment hereunder, but for the condition on executing the release as set forth herein, shall not be made until the first regularly scheduled payroll date following such sixtieth (60th) day, after which any remaining Severance Benefits shall thereafter be provided to Employee according to the applicable schedule set forth herein. For the avoidance of doubt, in the event of a termination due to Employee’s death or Disability, Employee’s obligations herein to execute and not revoke the release may be satisfied on his behalf by his estate or a person having legal power of attorney over his affairs.

Section 9. Restrictive Covenants. Employee acknowledges and agrees that the agreements and covenants contained in this Section 9 are (i) reasonable and valid in geographical and temporal scope and in all other respects, and (ii) essential to protect the value of the business and assets of the Company Group.

(a) Confidential Information. At any time during and after the end of the Term of Employment, without the prior written consent of the Board, except to the extent required by an order of a court having jurisdiction or under subpoena from an appropriate government agency, in which event, Employee shall use his best efforts to consult with the Board prior to responding to any such order or subpoena, and except as required in the performance of his duties hereunder, Employee shall not disclose to or use for the benefit of himself or any third party any Confidential Information.

(b) Non-Competition. Employee covenants and agrees that during the Restricted Period, Employee shall not, directly or indirectly, individually or jointly, own any interest in, operate, join, control or participate as a partner, director, principal, officer, or agent of, enter into the employment of, act as a consultant to, or perform any services for any Person (other than the Company or any other member of the Company Group), that engages in any Competitive Activities within the Restricted Area. Notwithstanding anything herein to the contrary, this Section 9(b) shall not prevent Employee from acquiring as an investment securities representing not more than three percent (3%) of the outstanding voting securities of any publicly-held corporation.

(c) Non-Solicitation; Non-Interference. During the Restricted Period, Employee shall not, directly or indirectly, for his own account or for the account of any other Person, engage in Interfering Activities.

(d) Return of Documents. In the event of the termination of Employee’s employment for any reason, Employee shall deliver to the Company all of (i) the property of the Company and any other member of the Company Group and (ii) the documents and data of any nature and in whatever medium of the Company and any other member of the Company Group, and he shall not take with him any such property, documents or data or any reproduction thereof, or any documents containing or pertaining to any Confidential Information.

(e) Works for Hire. Employee agrees that the Company shall own all right, title and interest throughout the world in and to any and all inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which Employee may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice during the Term of Employment, whether or not during regular working hours, provided they either (i) relate at the time of conception or development to the actual or demonstrably proposed business or research and development activities of any member of the Company Group; (ii) result from or relate to any work performed for the Company or any member of the Company Group; or (iii) are developed through the use of Confidential Information and/or Company resources or in consultation with any personnel of the Company or any other member of the Company Group (collectively referred to as “Developments”). Employee hereby assigns all right, title and interest in and to any and all of these Developments to the Company. Employee agrees to assist the Company, at the Company’s expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights specified to be so owned or assigned. Employee hereby irrevocably designates and appoints the Company and its agents as attorneys-in-fact to act for and on Employee’s behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by Employee. In addition, and not in contravention of any of the foregoing, Employee acknowledges that all original works of authorship which are made by him (solely or jointly with others) within the scope of employment and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act (17 U.S.C. Sec. 101). To the extent allowed by law, this includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights.” To the extent Employee retains any such moral rights under applicable law, Employee hereby waives such moral rights and consents to any action consistent with the terms of this Agreement with respect to such moral rights, in each case, to the full extent of such applicable law. Employee will confirm any such waivers and consents from time to time as requested by the Company.

(f) Blue Pencil. If any court of competent jurisdiction shall at any time deem the duration or the geographic scope of any of the provisions of this Section 9 unenforceable, the other provisions of this Section 9 shall nevertheless stand and the duration and/or geographic scope set forth herein shall be deemed to be the longest period and/or greatest size permissible by law under the circumstances, and the parties hereto agree that such court shall reduce the time period and/or geographic scope to permissible duration or size.

Section 10. Injunctive Relief.

Without limiting the remedies available to the Company, Employee acknowledges that a breach of any of the covenants contained in Section 9 hereof may result in material irreparable injury to the Company Group for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company (or any other member of the Company Group) shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction, without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach of Section 9 hereof, restraining Employee from engaging in activities prohibited by Section 9 hereof or such other relief as may be required specifically to enforce any of the covenants in Section 9 hereof. Notwithstanding any other provision to the contrary, the Restricted Period shall be tolled during any period of violation of any of the covenants in Section 9(b) or (c) hereof and during any other period required for litigation during which the Company (or any other member of the Company Group) seeks to enforce such covenants against Employee if it is ultimately determined that Employee was in breach of such covenants.

Section 11. Representations and Warranties of Employee.

Employee represents and warrants to the Company that he is entering into this Agreement voluntarily and that his employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by him of any agreement to which he is a party or by which he may be bound.

Section 12. Taxes.

The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment and social insurance taxes, as shall be required by law. Employee acknowledges and represents that the Company has not provided any tax advice to him in connection with this Agreement and that he has been advised by the Company to seek tax advice from his own tax advisors regarding this Agreement and payments that may be made to him pursuant to this Agreement, including specifically, the application of the provisions of Section 409A of the Code to such payments.

Section 13. Mitigation.

Employee shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment or otherwise.

Section 14. Additional Section 409A Provisions.

(a) Notwithstanding any provision in this Agreement to the contrary, any payment otherwise required to be made hereunder to the Employee at any date as a result of the termination of Employee’s employment (other than any payment made in reliance upon Treas. Reg. Section 1.409A-1(b)(9) (Separation Pay Plans) or Treas. Reg. Section 1.409A-1(b)(4) (Short-Term Deferrals)) shall be delayed for such period of time as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code. On the earliest date on which such payments can be made without violating the requirements of Section 409A(a)(2)(B)(i) of the Code, there shall be paid to the Employee, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence. No payment due under this Agreement shall be delayed or deferred to a date that would violate Section 409A of the Code.

(b) Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A of the Code.

(c) To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A of the Code), (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by Employee, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

(d) While the payments and benefits provided hereunder are intended to be structured in a manner to avoid the implication of any penalty taxes under Section 409A of the Code, in no event whatsoever shall the Parent or any of its affiliates (including, without limitation, the Company) be liable for any additional tax, interest, or penalties that may be imposed on Employee as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A of the Code).

Section 15. Successors and Assigns; No Third-Party Beneficiaries; Indemnification.

(a) The Company. This Agreement shall inure to the benefit of the Company and its respective successors and assigns. Neither this Agreement nor any of the rights, obligations or interests arising hereunder may be assigned by the Company without Employee’s prior written consent (which shall not be unreasonably withheld, delayed or conditioned), to a person or entity other than an affiliate or parent entity of the Company, or their respective successors or assigns; provided, however, that, in the event of the merger, consolidation, transfer or sale of all or substantially all of the assets of the Company with or to any other individual or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties and obligations of the Company hereunder, it being agreed that in such circumstances, the consent of Employee shall not be required in connection therewith.

(b) Employee. Employee’s rights and obligations under this Agreement shall not be transferable by Employee by assignment or otherwise, without the prior written consent of the Company; provided, however, that if Employee shall die, all amounts then payable to Employee hereunder shall be paid in accordance with the terms of this Agreement to Employee’s devisee, legatee or other designee or, if there be no such designee, to Employee’s estate.

(c) No Third-Party Beneficiaries. Except as otherwise set forth in Section 8(b) or Section 15(b) hereof, nothing expressed or referred to in this Agreement will be construed to give any person or entity other than the Company, the other members of the Company Group and Employee any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

(d) Indemnification. To the fullest extent permitted by law, the Company shall indemnify Employee (including the advancement of expenses) for any judgments, fines, amounts paid in settlement, and reasonable expenses, including attorneys’ fees, incurred by Employee in connection with the defense of any lawsuit or other claim to which he is made a party by reason of being an officer or employee of the Company, provided that any settlement, consent to judgment or similar action taken by Employee without the prior written consent of the Company in respect of any such lawsuit or other claim shall not be subject to indemnification hereunder. During the Term of Employment and for at least six (6) years thereafter, the Company shall make reasonable best efforts to maintain customary director and officer liability insurance covering Employee for acts and omissions during the Term of Employment, which coverage shall include Severable Side A and Difference in Conditions.

Section 16. Waiver and Amendments.

Any waiver, alteration, amendment or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by each of the parties hereto; provided, however, that any such waiver, alteration, amendment or modification is consented to on the Company’s behalf by the Board. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

Section 17. Severability.

If any covenants or such other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction: (a) the remaining terms and provisions hereof shall be unimpaired, and (b) the invalid or unenforceable term or provision hereof shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision hereof.

Section 18. Governing Law and Jurisdiction.

This Agreement is governed by and is to be construed under the laws of the State of New York, without regard to conflict of laws rules. Any dispute or claim arising out of or relating to this Agreement or claim of breach hereof (other than claims for injunctive relief, which shall be governed by Section 10 hereof) shall be brought exclusively in the Federal court in the State of New York. By execution of the Agreement, the parties hereto, and their respective affiliates, consent to the exclusive jurisdiction of such court, and waive any right to challenge jurisdiction or venue in such court with regard to any suit, action, or proceeding under or in connection with the Agreement. Each party to this Agreement also hereby waives any right to trial by jury in connection with any suit, action or proceeding under or in connection with this Agreement.

Section 19. Notices.

(a) Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided that, unless and until some other address be so designated, all notices or communications by Employee to the Company shall be mailed or delivered to the Company at its principal executive office, and all notices or communications by the Company to Employee may be given to Employee personally or may be mailed to Employee at Employee’s last known address, as reflected in the Company’s records.

(b) Any notice so addressed shall be deemed to be given: (i) if delivered by hand, on the date of such delivery; (ii) if mailed by courier or by overnight mail, on the first business day following the date of such mailing; or (iii) if mailed by registered or certified mail, on the third business day after the date of such mailing.

Section 20. Section Headings.

The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof, affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 21. Entire Agreement.

This Agreement, together with any exhibits attached hereto, constitute the entire understanding and agreement of the parties hereto regarding the employment of Employee. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement.

Section 22. Survival of Operative Sections.

Upon any termination of Employee’s employment, the provisions of Section 8 through Section 23 of this Agreement (together with any related definitions set forth in Section 1 hereof) shall survive to the extent necessary to give effect to the provisions thereof.

Section 23. Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

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[Signatures to appear on the following page]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

UNITED MARITIME GROUP, LLC

/s/ Sal Litrico
By: Sal Litrico
Title: CEO

EMPLOYEE

/s/ John P. Binion
John P. Binion